EXHIBIT 10-3

TEGNA INC.

DEFERRED COMPENSATION PLAN

RULES FOR POST-2004 DEFERRALS

Restated as of January 1, 2005

Amendment No. 11

TEGNA Inc. (the “Company”) hereby amends the TEGNA Inc. Deferred Compensation Plan, Rules for Post-2004 Deferrals, restated as of January 1, 2005, as amended (the “Plan”), as follows:

1.
Section 2.6(a) is amended by adding the following sentence after the first sentence of such section:

Notwithstanding the forgoing, the Committee may elect to record keep Participants’ Deferred Compensation Accounts based on the year for which the deferral election is made and the source of the deferral (e.g., salary or bonus deferrals), in which case the Committee may permit a Participant to make separate Payment Commencement Date (as defined in Section 2.9(b)) and Method of Payment (as defined in Section 2.9(c)) elections for such deferrals.

2.
Section 2.9(b) of the Plan is amended by adding the following new provisions to the end of such Section:

Notwithstanding the foregoing provisions, for deferral elections made after September 1, 2024, the following rules shall apply:

•
At the time a deferral election is made, the Participant shall choose the date on which payment of the amount credited to the Deferred Compensation Account is to commence, which date shall be (i) as soon as administratively practicable on or after the first day of the second month after the month in which the Participant retires; (ii) as soon as administratively practicable on or after June 1st of the first calendar year immediately following the calendar year in which the Participant retires; or (iii) the date specified by the Participant, which must be at least one year after the year for which the Participant is making the deferral (collectively (i), (ii) and (iii) a “Payment Commencement Date”).

•
In the case of Director Participants, the Payment Commencement Date shall be no later than as soon as administratively practicable on or after June 1st of the first calendar year immediately following the calendar year in which the Director Participant retires from the Board pursuant to the Board’s mandatory retirement rules. In the case of key employee Participants, the Payment Commencement Date shall be no later than as soon as administratively practicable on or after June 1st of the first calendar year immediately following the calendar year in which the key employee Participant retires or the month the key employee Participant reaches age 65, whichever occurs later.

3.
Section 2.9(c) of the Plan is amended by adding the following new sentence after the first sentence of such Section:

Notwithstanding the foregoing provisions, for deferral elections made after September 1, 2024, at the time the election to defer is made, a Participant may choose to receive payments either (i) in a lump sum; or (ii) if the Participant elects a Payment Commencement Date that is the year of the Participant’s retirement or the year following the Participant’s retirement, in up to fifteen annual installments.

IN WITNESS WHEREOF, TEGNA Inc. has caused this Amendment to be executed by its duly authorized officer as of July 2, 2024.

TEGNA INC.

By: /s/ Jeffrey Newman
Name: Jeffery Newman
Title: Senior Vice President/Chief HR Officer